UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 23, 2010
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2010, the Company’s Compensation Committee amended the vesting terms of 15,000 restricted shares held by Raymond Barrette, the Company’s Chairman & CEO.  In addition, the Committee and Mr. Barrette have agreed to amend the terms of his options, subject to the approval of the Company’s shareholders.  These amendments are discussed in the Company’s 2010 Proxy Statement under “PROPOSAL 8:  APPROVAL OF AMENDMENTS TO THE TERMS OF OPTIONS GRANTED TO THE CHAIRMAN & CEO”, which proposal is repeated below:

In January 2007, the Board of Directors elected Mr. Barrette Chairman and CEO.  At that time, to induce him to re-join the management team, Mr. Barrette was granted 50,000 restricted shares and 200,000 escalating strike price options with a seven-year term. These grants are the only long-term incentives that Mr. Barrette has received since rejoining the management team.

The restricted shares are divided into two tranches.  The first tranche of 35,000 shares vests in five equal annual installments beginning on January 20, 2008.  Of these, 21,000 shares have already vested and the rest are scheduled to fully vest by January 20, 2012.  The second tranche of 15,000 shares do not time vest; instead, they would vest in the event of a change of control of the company prior to January 20, 2012.

The options had an initial exercise price of $650 per share (approximately 12.5% above the market price of $578 at the time of grant), which exercise price escalates by 5% per year less dividends.  As of February 24, 2010, the exercise price had increased to $742 per share.  The options vest in five equal annual installments beginning on January 20, 2008.  Of these, 120,000 options have already vested and the rest are scheduled to fully vest by January 20, 2012.

In arriving at the structure and value of the original grant, the Compensation Committee and Board sought to secure Mr. Barrette’s services as Chairman and CEO for a substantial period of time and to create incentives that encouraged appropriate, but not excessive, risk taking.  While the Board was disappointed in the Company’s performance in 2008, the Company performed very well in 2009 and has a superior long-term track record. The Board believes that the Company has a strong management team in place and that Mr. Barrette is effective in his positions.

In light of this view, in late 2009 and early 2010, the Compensation Committee reviewed Mr. Barrette’s compensation and the incentives created by the options.  The options are deeply out of the money and subject to continuing exercise price increases.  At their expiration in early 2014, the exercise price of the options would be $893, which is roughly 250% of the current market price.  Given this, the Compensation Committee determined that the existing incentives are no longer appropriate. Mr. Barrette and the Compensation Committee have agreed to amend the terms of the options, subject to the approval of shareholders.

The proposed amendments are as follows:

•     Extend the term of the options by three years to January 20, 2017

•     Freeze the exercise price at $742

•     Extinguish 75,000 of the 200,000 options

•     Limit the potential in-the-money value of the options in excess of $100 million to 50% of the amount in excess of $100 million

In addition, the Compensation Committee determined to amend the vesting terms of the second tranche of restricted shares so that those shares time vest in three equal annual installments beginning on January 20, 2013.

The other terms of the options and restricted shares remain the same.

The Compensation Committee and Board of Directors believe that the proposed modifications are appropriate and in the best interest of the Company’s Members.

Assuming that Mr. Barrette holds all the amended options and the amended restricted shares until January 20, 2017, the value realizable by Mr. Barrette as of that date would be as follows at the assumed stock prices listed below.  The stock price annual growth rates over the seven-year period are from the January 20, 2010 market price of $331.50.

•     $10 million, if the stock price is $646 (10% compound annual increase)

•     $31 million, if the stock price is $882 (15% compound annual increase)

•     $74 million, if the stock price is $1,188 (20% compound annual increase)

•     $126 million, if the stock price is $1,581 (25% compound annual increase)

The changes to Mr. Barrette’s options and restricted shares would result in an accounting charge to income being taken over the remaining vesting period of the options and restricted shares in an amount equal to the difference between the value of the amended options and restricted shares and the existing options and restricted shares.  At February 24, 2010, this amount would have been approximately $1.3 million per year for the next 4.5 years.  This charge does not impact adjusted book value.

The Board believes that Mr. Barrette remains the best person to serve as Chairman and CEO of the Company and desires to continue to secure his services for a substantial period of time.  In addition, the Board believes the revised terms of the options properly incentivize Mr. Barrette to grow value for owners without taking excessive risks.

The Board recommends a vote FOR Proposal 8 which calls for the approval of the amendment to terms of options granted to Raymond Barrette.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: March 29, 2010	By:	/s/ J. BRIAN PALMER
J. Brian Palmer
Vice President and
Chief Accounting Officer